AMENDMENT NO. 3
                                       to
                                  FEE SCHEDULE
                                       for

      Services pursuant to a Transfer Agency Agreement, dated January 21, 1991 between INVESCO Value Trust (formerly, Financial Series Trust) (the "Fund") and INVESCO Funds Group, Inc. as Transfer Agent (the "Agreement").

      The following fee schedule shall apply to the INVESCO Intermediate Government Bond Fund, a series of the Fund:

      Account Maintenance Charges. Fees are based on an annual charge se forth below per shareholder account or omnibus account participant for account maintenance, as described in the Agreement. This charge, in the amount of $26.00 per shareholder account per year, or in the case of omnibus accounts that are invested in the fund $26.00 per participant in such accounts per year, is billable monthly at the rate of one-twelfth (1/12) of the annual fee. A charge is made for an account in the month that is opens or closes, as well as in each month which the account remains open, regardless of the account balance.

      Expenses. The Fund shall not be liable for reimbursement to the Transfer Agent of expenses incurred by it in the performance of services pursuant to the Agreement, provided, however, that nothing herein or in the Agreement shall be construed as affecting in any manner any obligations assumed by the Fund with respect to expense payment or reimbursement pursuant to a separate written agreement between the Fund and the Transfer Agent or any affiliate thereof.

      The following fee schedule shall apply to the INVESCO Value Equity Fund and INVESCO Total Return Fund, two series of the Fund:

      Account Maintenance Charges. Fees are based on an annual charge set forth below per shareholder account or omnibus account participant for account maintenance, as described in the Agreement. This charge, in the amount of $20.00 per shareholder account per year, or in the case of omnibus accounts that are invested in the Fund $20.00 per participant in such accounts per year, is billable monthly at the rate of one-twelfth (1/12) of the annual fee. A charge is made for an account in the month that is opens or closes, as well as in each month which the account remains open, regardless of the account balance.

      Expenses. The Fund shall not be liable for reimbursement to the Transfer Agent of expenses incurred by it in the performance of services pursuant to eh Agreement, provided, however, that nothing herein or in the Agreement shall be construed as affecting in any manner any obligations assumed by the Fund with respect to expense payment or reimbursement pursuant to a separate written agreement between the Fund and the Transfer Agent or any affiliate thereof.

      Effective this lst day of May, 1996.

                                          INVESCO VALUE TRUST

                                          By: /s/ Dan J. Hesser
                                              -----------------
                                              Dan J. Hesser, President
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne, Secretary

                                          INVESCO Funds Group, Inc.

                                          By: /s/ Ronald L. Grooms
                                              --------------------
                                              Ronald L. Grooms
                                              Senior Vice President
ATTEST:

/s/ Glen A. Payne
-----------------
Glen A. Payne, Secretary